Exhibit 4.6

AEGON

EXECUTIVE LONG-TERM INCENTIVE PLAN

2004

AGREEMENT

Name of Participant:	D.J. Shepard
Address of Participant:

For the purpose of this Agreement and the detailed provisions of the Remuneration Policy and the Plan Rules, the Date of Grant shall be deemed to be 23 April 2004.

Number of Performance	71,534
Options granted:

For the purpose of this Agreement and the detailed provisions of the Remuneration Policy and the Plan Rules, the Date of Award shall be deemed to be 23 April 2004.

Number of Performance
Shares awarded:	35,767

Capitalized words have the meaning attributed to them in the Plan.

1	December 16, 2004

1.	AEGON hereby grants to the Participant the Performance Options as first stated above.

2.	AEGON hereby grants to the Participant the right to receive such number of Performance Shares as shall be calculated in accordance with the Plan and this Agreement.

3.	A Performance Option represents a right to acquire a Share against the Exercise Price pursuant to the terms and conditions of the Plan and this Agreement. The Grant vests on 23 April 2007 (being the third anniversary of the Date of Grant) or earlier in accordance with the detailed provisions of the Plan. Upon Vesting, a Performance Option shall be exercisable in accordance with the provisions of the Plan. A Performance Option shall lapse in accordance with the provisions of the Plan.

4.	A Performance Share represents a right to receive a Share on the Vesting Date pursuant to the terms and conditions of the Plan and this Agreement. The Award vests on 23 April 2007 (being the third anniversary of the Date of Grant) or earlier in accordance with the detailed provisions of the Plan and subject to clause 5 of this Agreement. Upon Vesting the Company shall deliver to the Participant such number of Shares as shall be calculated in accordance with the provisions of this Agreement, the legal ownership of a Share is transferred to the Participant in accordance with the Rules of the Plan.

5.	The number of Performance Options that shall vest and Performance Shares to which a Participant is entitled shall be calculated on the basis of the Total Shareholder Return (“TSR”) performance of the Company in comparison to a group of peer companies.

The TSR calculation will take into account the returns received by a shareholder, the change in a Company’s share price and the value of dividend income, under the assumption that dividends are re-invested in the Company’s Shares on the date the Shares go ex-dividend.

6.	The number of Performance Options that shall Vest and the Performance Shares to which the Participant is entitled shall be determined on the basis of the following table:

PERFORMANCE INCENTIVE ZONE

Ranking	Vesting as % of Grant /Award
1	200.0%
2	180.0%
3	160.0%
4	140.0%
5	120.0%
6	100.0%
7	75.0%
8	50.0%
9	0.0%
10	0.0%
11	0.0%
12	0.0%

7.	The Participant shall at all times comply with the Dutch Securities Acts (“Wet toezicht effectenverkeer”) 1995 and the application of this law as set out in the Regulation on Insider Trading of AEGON, as well as the terms of the Plan and any other terms for transactions in Performance Options and Shares delivered to the Participant as Performance Shares or following the exercise of Performance Options or related securities the Company has adopted.

2	December 16, 2004

8.	The Participant acknowledges that participation in the Long-Term Incentive Plan in any Plan Year does not create any claims to participation in the Plan in any other Plan Year.

For the avoidance of doubt it is recorded that for the purposes of the Grant and the Award relating to the year 2004, the Date of Grant shall be 23 April 2004.

9.	The Participant herewith certifies that he has read and understood the Plan and this Agreement. The Participant agrees to the Grant of Performance Options and / or the Award of Performance Shares subject to the terms and conditions of the Plan and this Agreement, as evidenced by his signature below:

/s/ M. Tabaksblat
(place, date)	M. Tabaksblat

/s/ D.J. Shepard
(place, date)	D.J. Shepard

3	December 16, 2004